Exhibit 99.1

Atlas Financial Holdings Provides Selected Preliminary 2016 Fourth Quarter
and Year End Financial Results
Schedules 2016 Fourth Quarter and Year End Financial Results and Conference Call

Chicago, Illinois (February 22, 2017) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today announced selected preliminary financial results for its fourth quarter and year ended December 31, 2016, which included reserve strengthening on higher than expected losses related primarily to significantly increased severity in light commercial auto within the Michigan market and pre-acquisition claims at Global Liberty. To a lesser extent, the overall severity trend on smaller losses in other markets was also a consideration. After the impact of taxes and of preferred share adjustments related to acquisition agreements, the impact on net income will be approximately $17 million for the fourth quarter and year ended December 31, 2016. The Company performed a comprehensive review of its reserves as a result of changing loss payment trends identified through year-end actuarial work, and ultimately decided that it was appropriate to strengthen reserves at this time.

Scott D. Wollney, Chief Executive Officer stated, “While Atlas prides itself on disciplined and better-than-industry underwriting and conservative reserving, we did not anticipate the level of loss development in Michigan increasing dramatically over the past year. Our team is confident that we have addressed the issues at the heart of this problem, have taken appropriate steps, and will learn from it as part of our ongoing commitment to continuous improvement, which has always been a priority at Atlas. With respect to pre-acquisition related claims at Global Liberty, the transaction was structured to mitigate potential development. We have isolated any remaining exposure with a clear plan in place for remaining claims, and continue to feel very good about the strategic benefits and expected future profitability of this business. While the impact of our reserve strengthening is significant, we believe it is isolated and that our overall book of business is sound, as will be demonstrated going forward.”

As a percentage of the Company’s policy count, business written in the state of Michigan was reduced significantly on a year-over-year basis beginning in 2013 as a result of relative underperformance. In 2012, Michigan business represented 18.5% of total policy count; in the past year, policies in that state represented 4.5% of the total. Despite the reduction in relative exposure, losses paid in connection with Michigan claims have been disproportionate, representing 21% of all loss amounts paid in 2016 for commercial auto liability claims. Claims paid under $25,000 represented 43% of the total paid in the state with average severity in this cohort increasing 24% on a year over year basis in 2016. In particular, average severity for personal injury protection (“PIP”) coverage, which is mandatory in Michigan, paid in 2016 increased by 115% as compared to 2015, litigated PIP claim settlements increased by 25% year over year and PIP claims closing without payment decreased from 50% to 32%. Severity trends for large claims were more stable. In total, based on claim payment made through year-end 2016, Michigan claims for policy years 2010 through 2015 exceeded the amount that would have been proportionate by approximately $23 million.

Atlas will only write business in states and segments where it believes the Company can generate an above average underwriting profit. Having taken actions to eliminate this exposure, the Company anticipates business in Michigan to be less than 1% of Atlas’ in-force business by the end of 2017.

Mr. Wollney continued, “As a specialist, we put a priority on addressing changes in our market in a nimble way. To this end, in recent years Atlas enhanced and initiated numerous underwriting and claim related processes designed to leverage our expertise in the specialty light commercial auto sector, including the elevated use of predictive analytics. We have proactively compressed settlement time, particularly with respect to larger claims, providing earlier visibility into potentially changing claim trends. It is important to acknowledge our entire claims team’s excellent work, including our Michigan adjusters who are diligently addressing the challenges in that market. Observations from the year-end 2016 reserve analysis that led to the conclusion that reserve strengthening for older years appears appropriate also confirm our belief that the changes made in our claim process will yield an overall better result in our ultimate loss costs going forward. The Company is committed to learn from the factors surrounding our reserve strengthening to ensure we can react to changes in our industry and niche as quickly as possible in the future.”

Gross Written Premium generated by the Company for the full year ended December 31, 2016 grew year over year by 7.6% to $225.1 million, of which Michigan business represented $9 million of the full year premium. Despite a further anticipated reduction of business in Michigan, overall market conditions in the other states in which Atlas writes business are anticipated to support continued profitable growth. As always, Atlas’ focus is optimizing underwriting profit and ultimately return on equity as opposed to top-line growth on an absolute basis, and the Company believes that this reserve strengthening for past periods coupled with the use of advanced risk modeling has Atlas positioned correctly in 2017.

After considering the potential residual effect of reserve strengthening, the Company anticipates its reported Loss & LAE ratio for the most current accident year to be in the range of 59% to 61%. While this is encouraging, Atlas will be diligent in its efforts

Exhibit 99.1

to deliver potentially improved loss ratios, especially related to more recent accident years through appropriate underwriting and pricing, disciplined claims handling as well as further leveraging the investments it has made in predictive analytics. However, credit for such improvement will not be recognized until it is reflected in future loss settlements. Overall reserves will be consistently re-evaluated and Atlas anticipates seeing the positive impact of severity mitigation activities will become apparent in losses settled during 2017 and forward.

Based on preliminary unaudited financial results, the Company anticipates book value to be in the range of $10.35 to $10.55 per common share diluted as at December 31, 2016, as compared to $10.15 at December 31, 2015, which includes modest income for the year after this reserve adjustment. While reserve strengthening will bring book value to a level only 2% to 4% higher than it was at year-end 2015, Atlas remains committed to the Company’s previously stated goal of exceeding P&C industry return on equity (“ROE”) by 500 to 1,000 bps going forward based on more recent accident years.

Schedules 2016 Fourth Quarter and Year End Press Release and Provides Conference Call Information
The Company also announced that it will release its financial results for the fourth quarter and year ended December 31, 2016 after the market closes on Monday, March 13, 2017.

Atlas will discuss these results in a conference call the following morning (Tuesday, March 14, 2017) at 8:30 a.m. ET.

Conference Call Details
Date/Time:            Tuesday, March 14, 2017 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after the issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q4-2016. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., and Plainview Premium Finance Company, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2015 Annual Report on Form 10-K. No forward looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com